Exhibit 2.41
SECURITY AGREEMENT
among
ALTERNA’ TV CORPORATION
as a Grantor,
ALTERNA’ TV INTERNATIONAL CORPORATION
as a Grantor,
THE OTHER GRANTORS FROM TIME TO TIME PARTY HERETO,
each a Grantor,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as the Collateral Trustee
Dated: as of May 26, 2011

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SCHEDULE I	Copyright
SCHEDULE II	Licenses
SCHEDULE III	Patents
SCHEDULE IV	Trademarks
SCHEDULE V	Commercial Tort Claims
SCHEDULE VI	Filings
SCHEDULE VII	Instruments and Tangible Chattel Paper
SCHEDULE VIII-A	Deposit Accounts
SCHEDULE VIII-B	Excluded Accounts
SCHEDULE IX	Perfection Matters

EXHIBIT A	Form of Joinder
EXHIBIT B	Form of Pledge Agreement

ii

SECURITY AGREEMENT
This SECURITY AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), dated as of May 26, 2011, is made by ALTERNA’ TV CORPORATION, a Delaware corporation (“Alterna’TV Corp.”), ALTERNA’ TV INTERNATIONAL CORPORATION, a Delaware corporation (“Alterna’TV International Corp.”) and each of the parties from time to time executing this Security Agreement or a joinder hereto (the “Additional Grantors”; together with Alterna’TV Corp. and Alterna’TV International Corp. collectively, the “Grantors”, and each, individually, a “Grantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as collateral trustee for the benefit of the Secured Parties (as defined below) (in such capacity and together with its successors and assigns, the “Collateral Trustee”). Capitalized terms shall have the meaning ascribed thereto in Article I.
W I T N E S S E T H:
WHEREAS, reference is made to that certain (a) Indenture, dated as of May 5, 2011(as supplemented on the date hereof by the Supplemental Indenture executed by Satélites Mexicanos, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Satmex”), Satmex Escrow, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Satmex Escrow”), the guarantors from time to time party thereto and the Trustee (as defined below) and as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among Satmex Escrow and Wilmington Trust FSB, as the trustee (in such capacity and together with its successors and assigns, the “Trustee”) thereunder, and (b) Collateral Trust Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”), by and among Satmex, the guarantors from time to time party thereto, the Trustee and the Collateral Trustee; and
WHEREAS, the Priority Lien Obligations of Satmex and the Grantors under the Priority Lien Documents are secured, inter alia, by this Security Agreement and certain other Priority Lien Documents; and
WHEREAS, the Grantors for and in consideration of the extensions of credit to Satmex under the Priority Lien Documents is for the benefit of the Secured Parties granting the security interests under this Security Agreement to the Collateral Trustee; and
WHEREAS, it is in the best interests of the Grantors and the Additional Grantors to execute this Security Agreement and such other Priority Lien Documents inasmuch as the Grantors and the Additional Grantors will each derive substantial benefits from the extensions of credit under the Priority Lien Documents to be made available to Satmex pursuant to the Priority Lien Documents; and
WHEREAS, the Grantors have duly authorized the execution, delivery and performance of this Security Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and in order to induce the holders of Priority Lien Obligations to make extensions of credit available to Satmex under the Priority Lien Documents, each Grantor and the Collateral Trustee agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.1 UCC Definitions. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC, including the following which are capitalized herein:
“Account”, “Account Debtor”, “As-Extracted Collateral”, “Bank”, “Chattel Paper”, “Commercial Tort Claims”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Entitlement Order”, “Equipment”, “Electronic Chattel Paper”, “Farm Products”, “Fixtures”, “General Intangibles”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit Right”, “Money”, “Payment Intangible”, “Proceeds”, “Record”, “Securities Account”, “Security Entitlement”, “Supporting Obligations” and “Tangible Chattel Paper”.
SECTION 1.2 Collateral Trust Agreement Terms. Capitalized terms used herein but not otherwise defined herein that are defined in the Collateral Trust Agreement shall have the meanings given to them in the Collateral Trust Agreement, including the following:
“Act of Required Debtholders”, “Business Day”, “Discharge of Priority Lien Obligations”, “Indebtedness”, “Opinion of Counsel”, “Person”, “Priority Lien Debt”, “Priority Lien Documents”, “Priority Lien Obligations”, “Priority Lien Representative” and “Series of Priority Lien Debt”.
SECTION 1.3 Definitions of Certain Terms Used Herein. The following terms (whether or not bolded) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):
“Additional Grantors” is defined in the preamble.
“Capital Stock” means, relative to any Person, any and all shares, interests (including Membership Interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the date hereof.
“Collateral” is defined in Section 2.1.
“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
“Collateral Trust Agreement” is defined in the first recital.
“Collateral Trustee” is defined in the preamble.

“Control” shall mean: (1) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (2) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (3) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (4) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (5) with respect to any “transferable record”(as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.
“Copyrights” shall mean all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by the Grantors, in each case, whether now owned or hereafter created or acquired by or assigned to the Grantors, including, without limitation, the copyrights, registrations and applications listed in Schedule I annexed hereto, together with any and all (i) rights and privileges arising under applicable law with respect to the Grantors’ use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.
“Deposit Account” shall have the meaning set forth in Section 9-102 of the UCC for the term “Deposit Account,” and shall include, without limitation, each Deposit Account identified on Schedule VIII-A and Schedule VIII-B.
“Equipment” shall have the meaning set forth in Section 9-102 of the UCC for the term “Equipment,” and shall include, without limitation, all equipment owned by any Grantor and used in connection with such Grantor’s operations conducted at the Real Property or with respect to the Improvements, in all of its forms wherever located, including all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor and all accessories related thereto.
“Excluded Account” means each of the following Deposit Accounts: (i) any Deposit Account used solely for (A) funding payroll or segregating payroll taxes or (B) segregating 401k contribution or contributions to an employee stock purchase plan and other health and benefit plans, in each case for payment in accordance with any applicable laws and (ii) any Deposit Account holding customer deposits which by its terms or applicable law (including, without limitation, orders of government agencies) may not be pledged by a Grantor, provided that the Deposit Accounts referred to in clause (ii) above shall only be Excluded Accounts if, and only so long as, the terms thereof or applicable law prevents a security interest being taken in such Deposit Accounts.

“Goodwill” shall mean the goodwill connected with each Grantor’s business including, without limitation, (i) all goodwill connected with the use of and symbolized by any of the Intellectual Property Collateral, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of each Grantor’s business.
“Governmental Instrumentality” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity or any arbitrator with authority to bind a party at law.
“Grantor” is defined in the preamble.
“Indenture” is defined in the first recital.
“Improvements” shall mean all improvements, buildings, structures and fixtures now or hereafter existing, located or erected on the Real Property, or attached thereto.
“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Trustee is the loss payee or an additional insured thereof) and (ii) any key man life insurance policies.
“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses and Goodwill.
“Licenses” shall mean all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether any Grantor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, including, without limitation, those listed in Schedule II annexed hereto, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.
“Membership Interest” means, relative to any Person which is a limited liability company, a membership interest or a limited liability company interest, as the case may be, of such Person.
“Partnership Interest” means, relative to any Person which is a general or limited partnership, a general partnership interest or a limited partnership interest, as the case may be, of such Person.

“Patents” shall mean all patents issued or assigned to and all patent applications and registrations made by any Grantor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including, without limitation, those listed in Schedule III annexed hereto, together with any and all (i) rights and privileges arising under applicable law with respect to the applicable Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
“Permitted Liens” shall mean “Permitted Liens” as defined in the Indenture.
“Priority Lien Event of Default” shall mean any event or condition which, under the terms of any credit agreement, indenture or other agreement governing any Series of Priority Lien Debt causes, or permits holders of Priority Lien Debt outstanding thereunder to cause, the Priority Lien Debt outstanding thereunder to become immediately due and payable.
“Real Property” shall mean each Grantor’s present and future right, title and interest in real property located in the United States of America.
“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.
“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.
“Secured Parties” shall mean all present and future holders of Priority Lien Obligations and each Priority Lien Representative.
“Security Agreement” is defined in the preamble.

“Trademarks” shall mean all trademarks (including service marks), logos, slogans, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to any Grantor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), including, without limitation, the registrations and applications listed in Schedule IV annexed hereto, together with any and all (i) rights and privileges arising under applicable law with respect to the applicable Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.
“Trustee” is defined in the first recital.
“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Collateral Trustee’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.
ARTICLE II.
SECURITY INTEREST
SECTION 2.1 Grant of Security. Each Grantor hereby assigns, pledges and grants to the Collateral Trustee for its benefit and the benefit of the Secured Parties, a first priority lien on and security interest in such Grantor’s right, title and interest in and to all of the following, whether now or hereafter existing or acquired by such Grantor (the “Collateral”):
(a) all Equipment, Goods, Inventory and Fixtures;
(b) all Accounts, Chattel Paper, Documents, General Intangibles;
(c) all Instruments;
(d) all Insurance;
(e) all Letter of Credit Rights;
(f) all Intellectual Property Collateral;
(g) the Commercial Tort Claims described on Schedule V annexed hereto;
(h) all cash, Deposit Accounts and Investment Property (as defined in the UCC);

(i) all Receivables and Receivables Records;
(j) all Supporting Obligations;
(k) all books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1;
(l) all of each Grantor’s other personal property and rights of every kind and description and interests therein, whether tangible or intangible; and
(m) all products, offspring, rents, issues, profits, returns, income and Proceeds of and from any and all of the foregoing Collateral (including Proceeds which constitute property of the types described in clauses (a) through (j), and, to the extent not otherwise included, all payments under insurance).
Notwithstanding anything to the contrary contained in clauses (a) through (m) above, the security interest created by this Security Agreement shall not extend to, and the term “Collateral” shall not include: (i) any Excluded Account, (ii) any contract, license, agreement, instrument, document, permit or franchise that validly prohibits, restricts or requires the consent not obtained of a third party (after the use of commercially reasonable efforts) for the creation by such Grantor of a security interest in such contract, license, agreement, instrument, document, permit or franchise (or in any rights or property obtained by such Grantor under such contract, license, agreement, instrument, document, permit or franchise) except to the extent such prohibition, restriction or consent requirement would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 and 9-409 of the Uniform Commercial Code or any similar provisions under foreign law, in each case to the extent applicable thereto; provided that, at such time as the condition causing such limitation shall be remedied, whether by contract, change of law or otherwise, the contract, license, lease, agreement, instrument, document, permit or franchise shall immediately cease to be excluded, shall immediately be included in the Collateral, and any security interest that would otherwise be granted herein shall attach immediately to such contract, license, lease, agreement, instrument, document, permit or franchise, or to the extent severable, to any portion thereof that does not result in such limitation, (iii), any license or authorization granted by the United States Federal Communications Commission (each an “FCC License”) to the extent (but only to the extent) that at such time that grant would conflict with applicable law, including (but not limited to) the Communications Act of 1934, as amended, and the implementing rules and policies of the United States Federal Communications Commission (“FCC”), provided that a security interest shall be granted at all times with respect to all proceeds of each FCC License, and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment, transfer, or other disposition of any FCC License consistent with the conditions thereof, (iv) any “intent-to-use” application for registration of intellectual property filed, if applicable, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, to the extent the Lanham Act is applicable or controlling, prior to the filing or a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto or any similar provision under foreign law, in each case to the extent applicable thereto and solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal or similar foreign law, (v) any assets with respect to which each Priority Lien Representative reasonably determines that the cost of obtaining or perfecting a security interest therein is excessive in relation to the benefit to the holders of the Priority Lien Debt, (vi) any rights or property (including any Equity Interests in any Subsidiaries of Satmex) to the extent that any valid and enforceable law or statute or rule, regulation, guideline, order or directive of a governmental authority or agency applicable to such rights or property prohibits, restricts, or requires the consent of a third party for, or would result in the termination of such rights or property as a result of, the creation of a security interest therein except to the extent such law, statute, rule, regulation, guideline, order or directive would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 and 9-409 of the Uniform Commercial Code or any similar provision under foreign law, in each case to the extent applicable thereto, (vii) any assets related solely to the Satmex 7 Subsidiary (including the Satmex 7 ATP), (viii) after the successful launch and operation of Satmex 7, assets of Satmex related solely to the Solidaridad 2 Concession and any assets related thereto and (ix) Equity Interests of Immaterial Subsidiaries to the extent any additional Security Document, physical delivery, recordation or filing is required for the perfection thereof; provided that, notwithstanding anything to the contrary set forth above, the grant of the security interest shall not exclude any proceeds (or the right to receive proceeds, including from the sale, assignment or transfer of any such assets), substitutions or replacements of any such assets excluded from the Collateral pursuant to the foregoing clauses (i) through (vii) (unless such proceeds, substitutions or replacements would constitute assets specifically covered by the foregoing clauses (i) through (vii)). Notwithstanding anything herein to the contrary, the first priority lien and security interest granted to the Collateral Trustee pursuant to this Security Agreement and the exercise of any right or remedy by the Collateral Trustee hereunder are subject to the provisions of the Collateral Trust Agreement. In the event of any conflict between the terms of the Collateral Trust Agreement and this Security Agreement, the terms of the Collateral Trust Agreement will govern.
SECTION 2.2 Security for Priority Lien Obligations. This Security Agreement and the Collateral secures the payment in full of the Priority Lien Obligations now or hereafter existing, whether for principal, interest, costs, fees, expenses or otherwise.
SECTION 2.3 Continuing Security Interest. This Security Agreement shall create a continuing security interest in the Collateral and shall
(a) remain in full force and effect until the Discharge of Priority Lien Obligations,
(b) be binding upon the Grantors, their successors, transferees and assigns, and
(c) inure to the benefit of the Collateral Trustee, its successor and assigns.

Subject to the terms of the Collateral Trust Agreement, upon the Discharge of Priority Lien Obligations, the security interest granted herein shall automatically terminate. Subject to the terms of the Collateral Trust Agreement, upon any such termination, the Collateral Trustee will, at Satmex’s sole cost and expense, execute and deliver to the Grantors such documents provided to it as Satmex shall reasonably request to evidence such termination. Subject to the terms of the Collateral Trust Agreement, upon any sale or other transfer of Collateral permitted by the terms of the Indenture and the other Priority Lien Documents, the security interest created hereunder in such Collateral and the Proceeds thereof (to the extent expressly provided for by the terms of the Indenture) shall be deemed to be automatically released and the Collateral Trustee will promptly, at Satmex’s sole cost and expense, execute and deliver to the Grantors such documents as Satmex shall reasonably request to evidence such release.
SECTION 2.4 Grantors Remain Liable. Nothing set forth in this Security Agreement shall relieve the Grantors from the performance of any term, covenant, condition or agreement on the Grantors’ part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Collateral Trustee to perform or observe any such term, covenant, condition or agreement on the Grantors’ part to be so performed or observed or shall impose any liability on the Collateral Trustee for any act or omission on the part of the Grantors relating thereto or for any breach of any representation or warranty on the part of the Grantors contained in this Security Agreement, the Indenture, the Collateral Trust Agreement or the other Priority Lien Documents, or under or in respect of the Collateral or made in connection herewith or therewith. The obligations of the Grantors contained in this Section 2.4 shall survive the termination hereof and the discharge of the Grantors’ other obligations under this Security Agreement, the Indenture, the Collateral Trust Agreement and the other Priority Lien Documents.
ARTICLE III.
PERFECTION
SECTION 3.1 Authorization to File.
(a) Each Grantor shall from time to time file (or, in the case of a mortgage effective as a financing statement filed as a fixture filing, record) in any relevant jurisdiction any initial financing statements (including, in the case of fixture filings, a mortgage effective as a financing statement filed as a fixture filing) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (ii) in the case of a financing statement (or a mortgage effective as a financing statement) filed as a fixture filing or covering Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide all information described in the immediately preceding sentence to the Collateral Trustee promptly upon request. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as is necessary or reasonably advisable to ensure the perfection of the security interest in the Collateral granted to the Collateral Trustee herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired” or words of similar effect.

(b) Each Grantor shall file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder, without the signature of such Grantor, and naming such Grantor, as debtor, and the Collateral Trustee, as secured party.
SECTION 3.2 Financing Statements and Other Filings; Maintenance of Perfected Security Interest. (a) Each Grantor hereby represents and warrants to the Collateral Trustee that the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by the Grantors to the Collateral Trustee pursuant to this Security Agreement are listed in Schedule VI annexed hereto. Each Grantor agrees that at the sole cost and expense of the Grantors, (i) each Grantor will maintain the security interest created by this Security Agreement in the Collateral as a perfected security interest having at least the priority required hereunder and shall defend such security interest against the claims and demands of all Persons, (ii) each Grantor will furnish to the Collateral Trustee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Trustee may reasonably request in writing, all in reasonable detail and (iii) at any time and from time to time, each Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as necessary or reasonably advisable for the purpose of obtaining or preserving the full benefits of this Security Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of control agreements in form and substance reasonably satisfactory to the Collateral Trustee.
(b) The Collateral Trustee will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Trustee hereby disclaims any representation or warranty to the present and future Secured Parties concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.

SECTION 3.3 Instruments and Tangible Chattel Paper. As of the date hereof, each Grantor hereby represents and warrants to the Collateral Trustee that (i) no amount individually or in the aggregate in excess of $500,000 payable under or in connection with any of the Collateral is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule VII annexed hereto and (ii) each Instrument and each item of Tangible Chattel Paper has been properly endorsed, assigned and delivered to the Collateral Trustee, accompanied by instruments of transfer or assignment duly executed in blank. If any amount individually or in the aggregate in excess of $500,000 payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, the applicable Grantor shall forthwith endorse, assign and deliver the same to the Collateral Trustee, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Trustee may from time to time specify; provided, however, that so long as no Priority Lien Event of Default shall have occurred and be continuing, the Collateral Trustee shall return such Instrument or Tangible Chattel Paper to the applicable Grantor from time to time upon the Grantor’s written request, to the extent necessary for collection in the ordinary course of the applicable Grantor’s business.
SECTION 3.4 Deposit Accounts. Each Grantor hereby represents and warrants to the Collateral Trustee that as of the date hereof (i) it has neither opened nor maintains any Deposit Accounts other than the accounts listed in Schedule VIII-A and Schedule VIII-B annexed hereto and (ii) the Collateral Trustee has a perfected first priority security interest in each Deposit Account listed in Schedule VIII-A annexed hereto, by Control. No Grantor shall hereafter establish and maintain any Deposit Account, unless (1) such Grantor shall have given the Collateral Trustee fifteen (15) days prior written notice of its intention to establish such new Deposit Account with a Bank and (2) such Bank and such Grantor shall have duly executed and delivered to the Collateral Trustee a control agreement with respect to such Deposit Account. The Collateral Trustee agrees with the Grantors that the Collateral Trustee shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from the Grantors with respect to funds from time to time credited to any Deposit Account unless as directed to do so by an Act of Required Debtholders or the Collateral Trustee has been notified in writing that a Priority Lien Event of Default has occurred and is continuing, or, would occur after giving effect to any withdrawal. The provisions of this Section 3.4 with respect to the execution and delivery of control agreements shall not apply to any Excluded Accounts listed on Schedule VIII-B annexed hereto. No Grantor shall grant Control of any Deposit Account to any Person other than the Collateral Trustee or any agent or trustee for holders of any Priority Lien Obligations.
SECTION 3.5 Electronic Chattel Paper and Transferable Records. If any amount individually or in the aggregate in excess of $500,000 payable under or in connection with any of the Collateral shall be evidenced by any Electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Grantors shall promptly notify in writing the Collateral Trustee thereof and shall take such action necessary to vest in Collateral Trustee control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Trustee agrees with the Grantors that the Collateral Trustee will permit, pursuant to procedures satisfactory to the Collateral Trustee and so long as such procedures will not result in the Collateral Trustee’s loss of control, the Grantors to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act of Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless directed by an Act of Required Debtholders or if the Collateral Trustee has been notified in writing that a Priority Lien Event of Default has occurred and is continuing or would occur after taking into account any action by the Grantors with respect to such Electronic Chattel Paper or transferable record.

SECTION 3.6 Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor in an amount individually or in the aggregate in excess of $500,000 such Grantor shall promptly notify in writing the Collateral Trustee thereof and such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Collateral Trustee, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Trustee of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Trustee to become the transferee beneficiary of such letter of credit, with the Collateral Trustee agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in the Collateral Trust Agreement.
SECTION 3.7 Commercial Tort Claims. As of the date hereof each Grantor hereby represents and warrants to the Collateral Trustee that it holds no Commercial Tort Claims other than those listed in Schedule V annexed hereto. If any Grantor shall at any time hold or acquire a Commercial Tort Claim having a value individually or in the aggregate in excess of $500,000, such Grantor shall immediately notify the Collateral Trustee in writing signed by such Grantor of the brief details thereof and grant to the Collateral Trustee in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance satisfactory to the Collateral Trustee.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
On the date hereof, each Grantor represents and warrants to the Collateral Trustee as set forth in this Article.
SECTION 4.1 Ownership, No Liens, Organization etc. (a) Each such Grantor owns and shall own the Collateral free and clear of any Lien, security interest, charge or encumbrance except for the security interest created by this Security Agreement, the other Priority Lien Documents and except for Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Trustee relating to this Security Agreement, the other Priority Lien Documents or as have been filed in connection with Permitted Liens.
(b) As of the date hereof, each Grantor has indicated on Schedule VI: (i) the type of organization of such Grantor, (ii) the jurisdiction of organization of such Grantor, (iii) its organizational identification number and (iv) the jurisdiction where the chief executive office or its sole place of business is, and for the one-year period preceding the date hereof (or such shorter period as such Grantor has been in existence) has been, located;

(c) As of the date hereof, each Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule VI solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule VI and, except as disclosed from time to time to the Collateral Trustee in writing, remains duly existing as such, and no such Grantor has filed any certificates of domestication, transfer or continuance in any other jurisdiction;
(d) As of the date hereof, the full legal name of such Grantor is as set forth on Schedule VI and it has not done in the last five (5) years (or such shorter period as such Grantor has been in existence), and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule VI;
(e) As of the date hereof, except as described on Schedule VI, such Grantor has not changed its jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years (or such shorter period as such Grantor has been in existence);
(f) Such Grantor has not within the last five (5) years (or such shorter period as such Grantor has been in existence) become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated, other than the agreements identified on Schedule VI as of the date hereof;
(g) As of the date hereof, except as described on Schedule VI, none of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC); and
(h) As of the date hereof, except as described on Schedule VI, such Grantor does not own any “as extracted collateral” (as defined in the UCC) or any timber to be cut.
SECTION 4.2 Possession and Control. Each such Grantor has and shall have exclusive possession and control of the Equipment and Inventory.
SECTION 4.3 Intellectual Property. (a) Except to the extent not material to Satmex and its Subsidiaries, taken as a whole, (i) all Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and (ii) each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks in full force and effect;
(b) Except to the extent not material to Satmex and its Subsidiaries, taken as a whole, (A) all Intellectual Property Collateral is valid and enforceable, (B) no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor’s right to register, or such Grantor’s rights to own or use, any Intellectual Property Collateral and (C) no such action or proceeding is pending or, to such Grantor’s knowledge, threatened;

(c) All registrations and applications for Copyrights, Patents and Trademarks material to a Grantor are standing in the name of such Grantor and none of such Trademarks, Patents or Copyrights has been licensed by any Grantor to any Affiliate or third party, except as disclosed in Schedule II;
(d) Except to the extent not material to Satmex and its Subsidiaries, taken as a whole, each Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights;
(e) Except to the extent not material to Satmex and its Subsidiaries, taken as a whole, the conduct of such Grantor’s business does not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or other intellectual property right owned or controlled by a third party; no claim has been made that the use of any Intellectual Property Collateral owned or used by any Grantor (or any of its respective licensees) violates the asserted rights of any third party;
(f) Except to the extent not material to Satmex and its Subsidiaries, taken as a whole, to each Grantor’s knowledge, no third party is infringing upon or otherwise violating any rights in any Intellectual Property Collateral owned or used by such Grantor, or any of its respective licensees; and
(g) Except to the extent not material to Satmex and its Subsidiaries, taken as a whole, no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Grantor or to which any Grantor is bound that adversely affect any Grantor’s rights to own or use any Intellectual Property Collateral.
SECTION 4.4 Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect and, except for filings under the Uniform Commercial Code in each appropriate jurisdiction, no material authorization, approval or other action by, and no notice to or filing with, any Governmental Instrumentality or regulatory body is required for the grant by the Grantors of the security interest granted hereby or for the execution, delivery and performance of this Security Agreement by the Grantors, the failure of which to obtain would materially adversely affect the value of the Collateral or the worth of the Collateral as collateral security.

ARTICLE V.
COVENANTS
Each Grantor covenants and agrees that, so long as any portion of the Priority Lien Obligations shall remain unpaid, each Grantor will, unless the Collateral Trustee shall otherwise consent in writing as directed pursuant to an Act of Required Debtholders, perform, comply with and be bound by the obligations set forth in this Article.
SECTION 5.1 As to Equipment and Inventory. Each Grantor hereby agrees that it shall
(a) keep all the Equipment and Inventory (other than Inventory sold in the ordinary course of business and Equipment temporarily removed for repairs (the time period of any such removal not to exceed the amount of time reasonably required to make such repairs)) having a value individually or in the aggregate in excess of $500,000 at the places therefor specified in Section 5.6 or, upon written notice to the Collateral Trustee on or prior to such relocation, at such other places in a jurisdiction where all representations and warranties set forth in Article IV shall be true and correct, and all action required pursuant to the first sentence of Section 5.5 shall have been taken with respect to the Equipment and Inventory; and
(b) cause the Equipment to be maintained and preserved in good working order and condition, ordinary wear and tear excepted; and forthwith, or in the case of any loss or damage to any of the Equipment, as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements, and other improvements in connection therewith which are necessary or desirable to such end; and promptly furnish to the Collateral Trustee a statement respecting any material loss or damage to any of the Equipment; provided, that no Grantor shall be required to maintain or preserve any property if (i) the Board of Directors of such Grantor shall determine that the maintenance or preservation thereof is no longer desirable in the conduct of such Grantor’s business, (ii) the loss thereof is not disadvantageous to such Grantor’s business in any material respect and (iii) no Priority Lien Event of Default shall have occurred and be continuing.
SECTION 5.2 As to Receivables.
(a) Each Grantor shall keep its place(s) of business and chief executive office and the office(s) where it keeps its records concerning the Receivables, located at the address(es) set forth in Item C of Schedule IX hereto, or, upon written notice to the Collateral Trustee on or prior to any relocation, at such other locations in a jurisdiction where all actions required by the first sentence of Section 5.5 shall have been taken with respect to the Receivables; not change its name except upon five (5) days prior written notice to the Collateral Trustee; hold and preserve such records and chattel paper; and permit representatives of the Collateral Trustee at any time during normal business hours to inspect and make abstracts from such records and chattel paper. In addition, each Grantor shall give the Collateral Trustee a supplement to Schedule IX hereto on each date that Satmex delivers its audited consolidated financial statements to the Trustee pursuant to the Indenture, which shall set forth any changes to the information set forth in Section 5.6.

(b) Upon (i) the occurrence of a Priority Lien Event of Default of the type described in Section 6.01(10) of the Indenture (or of a corresponding type described in any other Priority Lien Document) and (ii) the delivery of written notice by the Collateral Trustee as directed pursuant to an Act of Required Debtholders to the Grantors pursuant to this Section 5.2(b), the Grantors shall instruct all account debtors in respect of Accounts, Chattel Paper and General Intangibles and all obligors on Instruments to make all payments in respect thereof either (A) directly to the Collateral Trustee (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Collateral Trustee or to the extent applicable by wire transfer in Dollars to an account as identified by the Collateral Trustee) or (B) to one or more other banks in the United States of America (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Collateral Trustee or to the extent applicable by wire transfer in Dollars to an account as identified by the Collateral Trustee) under arrangements, in form and substance satisfactory to the Collateral Trustee, pursuant to which the Grantors shall have irrevocably instructed such other bank (and such other bank shall have agreed) to remit all proceeds of such payments directly to the Collateral Trustee. The Collateral Trustee’s rights to deliver a written notice pursuant to the preceding sentence shall be subject to the Collateral Trust Agreement and shall not be exercisable unless the Collateral Trustee shall have been notified in writing that there shall have occurred and be continuing a Priority Lien Event of Default (other than a Priority Lien Event of Default of the type described in Section 6.01(10) of the Indenture (or of a corresponding type described in any other Priority Lien Document), in which case no such notice is required pursuant to clause (i) of the preceding sentence) and, until such time, the Grantors shall be entitled to collect, use and enjoy such Proceeds as otherwise permitted under the Priority Lien Documents.
SECTION 5.3 As to Collateral.
(a) Until the occurrence and continuance of a Priority Lien Event of Default each Grantor (i) may in the ordinary course of its business (or as otherwise permitted under the Priority Lien Documents), at its own expense, sell, lease or furnish under the contracts of service any of the Inventory normally held by such Grantor for such purpose, and use and consume, in the ordinary course of its business (or as otherwise permitted under the Priority Lien Documents), any raw materials, work in process or materials normally held by such Grantor for such purpose, (ii) will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Collateral Trustee may reasonably request following the occurrence of a Priority Lien Event of Default or, in the absence of such request, as such Grantor may deem advisable, and (iii) may grant, in the ordinary course of business (except as otherwise permitted under the Priority Lien Documents), to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to such Collateral. The Collateral Trustee, however, may, but shall not be obligated to, at any time following a Priority Lien Event of Default, whether before or after any revocation of such power and authority or the maturity of any of the Priority Lien Obligations, notify any parties obligated on any of the Collateral to make payment to the Collateral Trustee of any amounts due or to become due thereunder and enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby, subject to the terms of the Collateral Trust Agreement. Upon request of the Collateral Trustee following a Priority Lien Event of Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Collateral Trustee of any amounts due or to become due thereunder, subject to the terms of the Collateral Trust Agreement.

(b) At any time after a Priority Lien Event of Default exists, the Collateral Trustee is authorized to endorse, in the name of any Grantor, any item, howsoever received by the Collateral Trustee, representing any payment on or other Proceeds of any of the Collateral, subject to the terms of the Collateral Trust Agreement.
SECTION 5.4 As to Intellectual Property Collateral. (a) Except to the extent not material Satmex and its Subsidiaries, taken as a whole, it shall not do any act or omit to do any act whereby any of the Intellectual Property Collateral of any Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable;
(b) Each Grantor shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and material to Satmex and its Subsidiaries, taken as a whole, which is now or shall become included in the Intellectual Property Collateral including, but not limited to, those items on Schedule (I), (II) and (III);
(c) To the extent prudent in the event that any Intellectual Property Collateral (i) owned by or exclusively licensed to any Grantor and (ii) material to Satmex and its Subsidiaries, taken as a whole, infringed, misappropriated, or diluted by a third party, such Grantor shall promptly take all reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property Collateral including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;
(d) Each Grantor shall report to the Collateral Trustee (i) the filing of any application to register any intellectual property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) and (ii) the registration of any intellectual property by any such office; and
(e) Upon reasonable request by the Trustee, each Grantor shall execute and deliver to the Collateral Trustee any document required to acknowledge, confirm, register, record, or perfect the Collateral Trustee’s interest in any part of the Intellectual Property Collateral, whether now owned or hereafter acquired.

SECTION 5.5 Further Assurances, etc. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Trustee may, but shall not be obligated to, reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will,
(a) if any Receivable having value individually or in the aggregate in excess of $500,000 shall be evidenced by a promissory note or other Instrument, negotiable document or Chattel Paper, deliver and pledge to the Collateral Trustee, such promissory note, Instrument, negotiable document or Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Trustee;
(b) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or desirable, or as the Collateral Trustee may, but shall not be obligated to, request, in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Collateral Trustee hereby; and
(c) furnish from time to time to the Collateral Trustee statements and schedules further identifying and describing the Collateral or such other reports in connection with the Collateral as the Collateral Trustee may, but shall not be obligated to, reasonably request all in reasonable detail.
SECTION 5.6 Organization, Location of Collateral, etc(i). (a) Each Grantor hereby agrees that it shall not change such Grantor’s name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise) sole place of business, chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (i) notified the Collateral Trustee in writing at least five (5) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business, chief executive office, type of organization, jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Trustee may reasonably request and (ii) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Trustee’s security interest in the Collateral intended to be granted and agreed to hereby.
(b) All of the Equipment and Inventory having value individually or in the aggregate in excess of $500,000 of the Grantors shall be located at the places specified in Item A and Item B, respectively, of Schedule IX hereto. The place(s) of business and chief executive office of each Grantor and the office(s) where each Grantor keeps its records concerning the Receivables, and all originals of all Chattel Paper which evidence Receivables, are located at the address set forth in Item C of Schedule IX hereto. During the four months preceding the date hereof, none of the Grantors has been known by any legal name different from the one set forth on the signature page hereto, nor has any Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item D of Schedule IX hereto.

SECTION 5.7 Validity, etc. Each Grantor covenants and agrees that this Security Agreement shall create a valid security interest in the Collateral to the extent a security interest therein can be created under the UCC, securing the payment of the Priority Lien Obligations, and shall be a first priority (except for any Permitted Liens and subject to the lien priority set forth in the Collateral Trust Agreement) perfected security interest provided all filings and other actions necessary to perfect such security interest have been duly taken and filings have been made under the UCC.
SECTION 5.8 Pledged Interests. Each Grantor covenants and agrees that on or prior to the acquisition by any Grantor of any Capital Stock, Membership Interests or Partnership Interest of any Person or the creation of any subsidiary by any Grantor, such Grantor shall enter into and execute the Pledge Agreement attached hereto as Exhibit B and shall deliver an Opinion of Counsel with respect to such Pledge Agreement in form and substance reasonably satisfactory to the Collateral Trustee.
ARTICLE VI.
THE COLLATERAL TRUSTEE
SECTION 6.1 Collateral Trustee Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Trustee such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise to take any action and to execute any instrument which may be necessary or advisable to accomplish the purposes of this Security Agreement, subject, with respect to any instrument to be filed with the FCC or any action constituting or effectuating a transfer of control of any entity holding a license issued by the FCC, to any prior consent of the FCC required under applicable law, including:
(a) upon the occurrence and during the continuance of any Priority Lien Event of Default, to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
(b) upon the occurrence and during the continuance of any Priority Lien Event of Default, to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above;
(c) upon the occurrence and during the continuance of any Priority Lien Event of Default, to file any claims or take any action or institute any proceedings necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Trustee with respect to any of the Collateral; and
(d) to perform the affirmative obligations of such Grantor hereunder (including all obligations of such Grantor pursuant to Section 5.5).
Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

SECTION 6.2 Collateral Trustee May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Trustee may itself perform, or cause performance of, such agreement, and the out-of-pocket expenses of the Collateral Trustee and its agents and counsel incurred in connection therewith shall be payable by the Grantors pursuant to Section 7.2.
SECTION 6.3 Collateral Trustee Has No Duty. In addition to, and not in limitation of, Section 2.4, the powers conferred on the Collateral Trustee hereunder are solely to protect its interest in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder and duties imposed under applicable law, the Collateral Trustee shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.
SECTION 6.4 Reasonable Care. The Collateral Trustee is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, however, the Collateral Trustee shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if it takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Priority Lien Event of Default, but failure of the Collateral Trustee to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.
SECTION 6.5 Collateral Trustee. The Collateral Trustee has been appointed to act as Collateral Trustee hereunder by the Secured Parties pursuant to the Collateral Trust Agreement. Each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Trustee for the benefit of Secured Parties in accordance with the terms hereof and of the Collateral Trust Agreement.
SECTION 6.6 Collateral Trustee Rights. The rights, privileges, immunities, indemnities and standard of care provided to the Collateral Trustee under Article V, Article VI and Article VII of the Collateral Trust Agreement, apply in this Security Agreement and to the Collateral Trustee’s acts and omissions related to this Security Agreement, the Collateral and the Priority Lien Documents as if fully set forth herein. In addition to the foregoing, the parties hereto agree that:
(a) the permissive rights of the Collateral Trustee to do things enumerated in this Security Agreement shall not be construed as a duty and the Collateral Trustee shall not be liable for other than its gross negligence, willful misconduct or bad faith;

(b) except as set forth herein or in the Collateral Trust Agreement or as expressly instructed by Satmex, any Grantor or any Secured Party, the Collateral Trustee shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Collateral Trustee to exercise and enforce its rights hereunder with respect to such pledge and security interest, and the Collateral Trustee has no responsibility or liability (i) in connection with the acts or omissions of Satmex, any Grantor or any Secured Party in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest; and
(c) the Collateral Trustee shall have no obligation to obtain title to any piece of real property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any real property, if, in its reasonable, good faith judgment, it shall determine that, as a result of such action, the Collateral Trustee would be liable, in its individual capacity for any environmental liability in connection with, or responsibility for the clean-up or remediation of, such real property under any applicable environmental laws and regulations.
ARTICLE VII.
REMEDIES
SECTION 7.1 Certain Remedies. If any Priority Lien Event of Default shall have occurred and be continuing:
(a) The Collateral Trustee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a Secured Party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may
(i) require each Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Collateral Trustee forthwith, assemble all or part of the Collateral as directed by the Collateral Trustee and make it available to the Collateral Trustee at a place to be designated by the Collateral Trustee, and
(ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Trustee may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) Business Days prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) All cash proceeds received by the Collateral Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may be held by the Collateral Trustee as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Trustee pursuant to Section 7.2) in whole or in part by the Collateral Trustee against, all or any part of the Priority Lien Obligations in such order as the Collateral Trustee shall elect, in each case subject to the terms of the Collateral Trust Agreement. Any surplus of such cash or cash proceeds held by the Collateral Trustee and remaining after payment in full in cash of all the Priority Lien Obligations shall be paid over to the applicable Person as provided under the terms of the Collateral Trust Agreement.
SECTION 7.2 Indemnity and Expenses.
(a) Each Grantor agrees to indemnify the Collateral Trustee and each Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from this Security Agreement (including enforcement of this Security Agreement), except claims, losses or liabilities resulting from the Collateral Trustee’s gross negligence, willful misconduct or bad faith.
(b) Each Grantor agrees to pay to the Collateral Trustee the amount of any and all out-of-pocket expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Collateral Trustee may incur in connection with
(i) the administration of this Security Agreement,
(ii) the custody, preservation, use or operation of or the sale of, collection from, or other realization upon, any of the Collateral,
(iii) the exercise or enforcement of any of the rights of the Collateral Trustee hereunder, or
(iv) the failure by any Grantor to perform or observe any of the provisions hereof.
SECTION 7.3 FCC Matters. Notwithstanding anything in this Security Agreement to the contrary, prior to the exercise of any remedies hereunder, the Collateral Trustee shall have received an Opinion of Counsel stating that to the extent that the approval of the FCC is required under applicable law for the exercise of remedies by the Collateral Trustee or any other party, such prior FCC approval has been obtained. Neither the Collateral Trustee nor any other party shall, without having received the Opinion of Counsel described in the preceding sentence, take any action with respect to the enforcement of remedies pursuant to this Security Agreement which would constitute or result in an assignment of any FCC License or any transfer of control of the holder of any FCC License. Voting and other rights representing control of any FCC License shall remain in the holder thereof authorized by the FCC until all necessary consents shall have been obtained. In no event shall the Collateral Trustee be obligated to make any investigation into, and shall have no duty to monitor, inquire as to or obtain any such FCC approval and shall not be liable for the failure of any party to obtain any such FCC approval. Each Grantor shall cooperate fully and use its reasonable best efforts in obtaining the consent of the FCC required to effectuate the foregoing.

ARTICLE VIII.
MISCELLANEOUS PROVISIONS
SECTION 8.1 Note Document. This Security Agreement is a Note Document (as defined in the Collateral Trust Agreement) executed pursuant to the Indenture and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.
SECTION 8.2 Amendments; etc. No waiver of any provision of this Security Agreement nor consent to any departure by the Grantors herefrom, shall in any event be effective unless the same shall be in writing and signed by each of the Grantors and the Collateral Trustee in accordance with Section 7.1 of the Collateral Trust Agreement and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment of any provision of this Security Agreement shall be effective unless the same shall be in writing and signed by the Collateral Trustee and each of the Grantors to which such amendment applies.
SECTION 8.3 Notices. All notices, approvals, demands, requests, consents or other communications under this Security Agreement shall be delivered in the manner and to the parties specified in Section 7.7 of the Collateral Trust Agreement or, to the extent such party is not a party to the Collateral Trust Agreement, such notices, approvals, demands, requests, consents or other communications under this Security Agreement shall be delivered in the manner set forth in the Collateral Trust Agreement, to such party in care of (“c/o”) Satmex to Satmex’s address as set forth in Section 7.7 of the Collateral Trust Agreement. By executing and delivering this Security Agreement, each party hereto irrevocably agrees that all service of process in any proceeding in any court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 7.7 of the Collateral Trust Agreement.
SECTION 8.4 Section Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions hereof.
SECTION 8.5 Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.6 Counterparts. This Security Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Delivery of an executed counterpart of this Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Security Agreement. Any signature page of this Security Agreement may be detached from any counterpart of this Security Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Security Agreement identical in form hereto but having attached to it one or more additional signature pages.
SECTION 8.7 Trial By Jury Waived. EACH GRANTOR AND THE COLLATERAL TRUSTEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SECURITY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE GRANTORS OR THE COLLATERAL TRUSTEE IN CONNECTION HEREWITH OR THEREWITH. EACH GRANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COLLATERAL TRUSTEE ENTERING INTO THIS SECURITY AGREEMENT.
SECTION 8.8 Forum Selection and Consent to Jurisdiction. The provisions of Section 7.16 of the Collateral Trust Agreement shall apply to this Security Agreement.
SECTION 8.9 Governing Law, Entire Agreement, etc. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SECURITY AGREEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THIS SECURITY AGREEMENT AND THE OTHER PRIORITY LIEN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.
SECTION 8.10 Additional Grantors. From time to time subsequent to the date hereof, Additional Grantors may become parties hereto by executing a joinder agreement substantially in the form of Exhibit A hereto (or any other form reasonably acceptable to the Collateral Trustee). Upon delivery of any such joinder to the Collateral Trustee, notice of which is hereby waived by the Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder. This Security Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.
[Signature pages follow]

IN WITNESS WHEREOF, each Grantor has caused this Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GRANTORS:	ALTERNA’ TV CORPORATION, a Delaware corporation

	By:	/s/ Pablo Manzur y Bernabeu

		Name:	Pablo Manzur y Bernabeu
		Title:	Officer

ALTERNA’ TV INTERNATIONAL CORPORATION, a Delaware corporation

	By:	/s/ Pablo Manzur y Bernabeu

		Name:	Pablo Manzur y Bernabeu
		Title:	Officer
[Signature page to Security Agreement]

COLLATERAL TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Collateral Trustee

By:	/s/ Martin Reed

	Name:	Martin Reed
	Title:	Vice President
[Signature page to Security Agreement]

EXHIBIT A
Form of Joinder
Joinder dated as of [____], to the Security Agreement (the “Security Agreement”) dated as of [____], 2011, among ALTERNA’ TV CORPORATION, a Delaware corporation (“Alterna’TV Corp.”), ALTERNA’ TV INTERNATIONAL CORPORATION, a Delaware corporation (“Alterna’TV International Corp.”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as collateral trustee for the Secured Parties (as defined below) (in such capacity and together with its successors and assigns, the “Collateral Trustee”).
A. Reference is made to that certain (a) Indenture, dated as of May 5, 2011(as supplemented on the date hereof by the Supplemental Indenture executed by Satélites Mexicanos, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Satmex”), Satmex Escrow, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Satmex Escrow”), the guarantors from time to time party thereto and the Trustee (as defined below) and as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among Satmex Escrow and Wilmington Trust FSB, as the trustee (in such capacity and together with its successors and assigns, the “Trustee”), and (b) Collateral Trust Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”), by and among Satmex, the guarantors from time to time party thereto, the Trustee and the Collateral Trustee.
B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture, the Security Agreement or the Collateral Trust Agreement referred to therein, as applicable.
C. The Grantors have entered into the Security Agreement in order to induce the Secured Parties to make extensions of credit to Satmex pursuant to the Priority Lien Documents. Section 8.10 of the Security Agreement provides that Persons may become a Grantor under the Security Agreement by execution and delivery of an instrument in the form of this Joinder. The undersigned Person (the “Additional Grantor”) is executing this Joinder in accordance with the requirements of the Indenture to become a Grantor under the Security Agreement in order to induce the Secured Parties to make extensions of credit pursuant to the Priority Lien Documents and as consideration for extensions of credit previously made pursuant to the Priority Lien Documents.
Accordingly, the Collateral Trustee and the Additional Grantor agree as follows:
SECTION 1. In accordance with Section 8.10 of the Security Agreement, the Additional Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the Additional Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the Additional Grantor, as security for the payment and performance in full of the

Priority Lien Obligations, does hereby create and grant to the Collateral Trustee, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the Additional Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the Additional Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the Additional Grantor. The Security Agreement is hereby incorporated herein by reference.
SECTION 2. The Additional Grantor represents and warrants to the Collateral Trustee and the other Secured Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
SECTION 3. This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Collateral Trustee shall have received a counterpart of this Joinder that bears the signature of the Additional Grantor and the Collateral Trustee has executed a counterpart hereof. Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.
SECTION 4. The Additional Grantor hereby represents and warrants that set forth on Schedule I, II, III, IV, V, VI, VII, VIII-A, VIII-B and IX attached hereto are true and correct schedules of all matters required to be disclosed on Schedule I, II, III, IV, V, VI, VII, VIII-A, VIII-B and IX of the Security Agreement of the Additional Grantor as if the representation contained therein were made on the date hereof (only as to such Additional Grantor). The Additional Grantor hereby represents and warrants that set forth under its signature hereto, is the true and correct legal name of the Additional Grantor, its jurisdiction of formation and the location of its chief executive office.
SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.
SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 7. In case any provision contained in this Joinder is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby.
SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 8.3 of the Security Agreement.

SECTION 9. The Additional Grantor agrees to reimburse the Collateral Trustee for its fees and reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel and agents for the Collateral Trustee.
IN WITNESS WHEREOF, the Additional Grantor and the Collateral Trustee have duly executed this Joinder to the Security Agreement as of the day and year first above written.

[NAME OF ADDITIONAL GRANTOR]

by
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as Collateral Trustee by
Name:
Title:

Schedules to Joinder Agreement
Schedule I

Schedule II

Schedule III

Schedule IV

Schedule V

Schedule VI

Schedule VII

Schedule VIII-A

Schedule VIII-B

Schedule VIII-C

Schedule IX

EXHIBIT B
Form of Pledge Agreement